EXHIBIT 10.25

CONFIDENTIAL TREATMENT REQUESTED

CONTRACT FOR PURCHASE AND SALE

THIS CONTRACT OF SALE (this “Contract”) is made and entered into as of the 29th day of December, 2004 (the “Effective Date”) between BRHP, LLC, a Florida limited liability company (“Seller”) and STILES CORPORATION, a Florida corporation (“Purchaser”).

     1. Purchase and Sale. Seller agrees to sell and convey to Purchaser agrees to Purchase:

          a. that certain parcel of land containing approximately 23 acres of land situated in the City of Boca Raton, Palm Beach County, Florida, as more particularly described on Exhibit “A” attached hereto together with all benefits, privileges, tenements, hereditaments, rights and appurtenances thereon or pertaining thereto (the “Land”); and

          b. all of Seller’s legal and beneficial right, title and interest in and to all of the tangible personal property, if any, owned by Seller and located on or at the Land, including but not limited to, and to the extent owned by Seller, those certain ball fields, including baseball fields, tennis courts, basketball courts, handball courts, playground areas, and volleyball courts shown on those certain surveys of the Land (dated January 9, 2004, under Job No. 02-0046) prepared by Michael G. Purmort & Associates, Inc. (collectively, the “Tangible Personal Property”); and

          c. to the extent assignable without cost to Seller, all of Seller’s legal and beneficial right, title and interest in and to all of the intangible property, rights and interests described on Schedule 1-1 attached hereto (collectively, the “Intangible Personal Property”).

          The Land, the Tangible Personal Property and the Intangible Personal Property are collectively referred to herein as the “Property”.

     2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be [ * ]. The Purchase Price shall be paid, subject to prorations and adjustments as set forth herein, at Closing

(defined below) by wire transfer of immediately available funds to an account designated by Seller at least 72 hours prior to Closing (as defined below).

     3. Deposit. Upon the full execution and delivery of this Contract, Purchaser shall deposit with Proskauer Rose LLP (“Escrow Agent”) the sum of ONE HUNDRED THOUSAND AND NO/100 Dollars ($100,000) (the “Initial Deposit”). Within three (3) business days following the expiration of the Inspection Period (hereinafter defined), if Purchaser has not terminated this Contract, Purchaser shall deposit with the Escrow Agent an additional deposit in the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS $150,000 (the “Additional Deposit”). The Initial Deposit, the Additional Deposit (when it is deposited by Purchaser with Escrow Agent) and all interest thereon are collectively and individually referred to herein as the “Deposit.” The Deposit shall be applied to the Purchase Price at the Closing.

     4. Inspection Period.

          a. During the term of this Contract, Purchaser shall be entitled to (i) enter onto the Land for any purpose, including conducting such audits, inspections, or investigations thereon as Purchaser may deem appropriate provided that no inspection shall be undertaken without reasonable prior notice to Seller (and no Phase II environmental site assessment shall be permitted without the prior written consent of Seller), and (ii) contact and make inquires to any and all applicable local, municipal, county, state and federal governmental and quasi-governmental agencies with respect to the Property as Purchaser deems appropriate (collectively, the “Due Diligence”). The cost of the Due Diligence undertaken by Purchaser pursuant to this Contract shall be borne solely by Purchaser. Purchaser shall be entitled, for any reason, or no reason, in Purchaser’s sole discretion, to terminate this Contract by written notice delivered to Seller on or prior to the date which is thirty (30) days following the Effective Date (the period commencing on the Effective Date and ending on such date being referred to herein as the “Inspection Period”). If Purchaser notifies Seller prior to the end of the Inspection Period that Purchaser has elected to terminate this Contract, this Contract shall terminate, the Deposit shall be returned to Purchaser and Purchaser and Seller shall have no further obligations hereunder except those that expressly survive termination. If Purchaser does not close on the purchase of the Property under this Contract, it shall return the Property to substantially the same condition in which it existed prior to any investigations undertaken by Purchaser, its agents, employees and assigns pursuant to this Contract, excluding any damages caused by acts of God or third parties not investigating the Property by, through or under Purchaser. Additionally, if this Contract terminates for any reason other than Seller’s default, then Purchaser must deliver to Seller copies of all third party reports, investigations and studies (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Purchaser’s obligations to restore the Property and to deliver the Reports to Seller shall survive the termination of this Contract.

          b. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, costs, damages, claims or liabilities (whether arising out of injury or death to persons or damage to the Land, or otherwise and including reasonable legal fees) arising out of or in connection with: (i) the Due Diligence, and (ii) the entry by Purchaser upon the Land pursuant to this Contract. Purchaser’s indemnity and hold harmless obligations pursuant to this Section 4(b) shall survive the Closing of this transaction or earlier termination or expiration of this Contract. Prior to conducting any Due Diligence, Purchaser shall provide Seller a certificate of comprehensive general liability insurance, in the minimum amount of $2,000,000.00, naming Seller as an additional insured for any claim, loss, cost damage or expense which may arise out of Seller’s Due Diligence at the Land or for any other matter indemnified by Purchaser hereunder. Such insurance shall in no way limit Purchaser’s indemnity obligations hereunder.

          c. CONVEYANCE “AS IS”. EXCEPT AS TO ANY REPRESENTATIONS EXPRESSLY SET FORTH IN THIS CONTRACT, THE PROPERTY SHALL BE CONVEYED SUBJECT TO ALL PERMITTED EXCEPTIONS, AND ANY MATTERS AFFECTING THE PROPERTY AS OF THE CLOSING DATE, INCLUDING, BUT NOT LIMITED TO, ENVIRONMENTAL MATTERS. FURTHER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, THE PROPERTY WILL BE CONVEYED IN ITS “AS IS” CONDITION ON A “WHERE IS” BASIS AND “WITH ALL FAULTS,” WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER STATUTORY OR OTHERWISE, AND WITHOUT ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR, OR PURCHASER’S INTENDED, USE OR PURPOSES, INCLUDING, BUT NOT LIMITED TO, WITH RESPECT TO ENVIRONMENTAL MATTERS. WITHOUT LIMITING THE FOREGOING, PURCHASER, UPON CLOSING, SHALL, EXCEPT FOR THOSE MATTERS EXPRESSLY STATED TO SURVIVE THE CLOSING (AND SUBJECT TO THE LIMITATION ON SURVIVAL PROVIDED HEREIN) BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL MATTERS ARISING OUT OF LATENT OR PATENT DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS AFFECTING THE PROPERTY. FOR THE FOREGOING PURPOSES, PURCHASER HEREBY

SPECIFICALLY WAIVES THE PROVISIONS OF ANY LAW OF ANY STATE, TERRITORY OR JURISDICTION THE IMPORT OF WHICH IS AS FOLLOWS: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS NO OBLIGATION TO CURE ANY ENVIRONMENTAL MATTERS CONCERNING THE PROPERTY OR TO PROVIDE PURCHASER WITH A CREDIT AGAINST THE PURCHASE PRICE AS A RESULT THEREOF, AND PURCHASER HEREBY EXPRESSLY WAIVES ANY AND ALL CLAIMS AND ANY AND ALL RIGHTS OF CONTRIBUTION PURCHASER MAY HAVE RESULTING FROM ANY ENVIRONMENTAL MATTERS AT THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES THAT SELLER HAS OWNED THE PROPERTY FOR A LIMITED TIME AND SELLER’S KNOWLEDGE AS TO THE CONDITION THEREOF IS ACCORDINGLY LIMITED. THIS SECTION 4(C) SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED HEREBY AND/OR THE EARLIER TERMINATION OF THIS CONTRACT.

     5. Title Commitment and Survey.

          a. Title and Survey. During the Inspection Period, Purchaser shall obtain, at Purchaser’s cost, a title update and survey update. Purchaser shall have the right to examine such documents and title to the Property during the Inspection Period. If title is found to be defective or not acceptable to Purchaser for any reason or if there are any matters on the survey which render title defective or unacceptable to Purchaser, Purchaser shall, prior to the expiration of the Inspection Period, notify the Seller in writing specifying any defect(s) or unacceptable items. Seller shall have the right (but not the obligation) within thirty (30) days from receipt of such notice to cure the defect(s) if Seller elects to do so, and if after the thirty (30) day period Seller shall not have cured the defect(s), Purchaser shall have the option of (i) accepting title as it then is, or (ii) demanding a refund of all monies paid hereunder which shall forthwith be returned to the Purchaser with the interest earned, and thereupon, the Purchaser and Seller shall be released of all further obligations to each other under this contract except those which expressly survive termination. Any title matters set forth in Schedule 5 attached hereto or other matter disclosed by Purchaser’s title update which are not objected to by Purchaser prior to the expiration of the Inspection Period are sometimes referred to herein as the “Permitted Exceptions.” Purchaser shall have the right to object to any title matters first appearing of record subsequent to the effective date of Purchaser’s title update at any time prior to the Closing Date (as defined below), but in any event within five (5) days following the date Purchaser obtains knowledge of such matter.

     6. Representations and Warranties. Seller represents and warrants to Purchaser as follows as of the date hereof and as of the Closing:

          a. Seller is the owner of marketable, fee simple title to the Property subject to the matters set forth on Schedule 5 attached hereto and any other Permitted Exceptions. There are not any outstanding contracts or options to purchase the Property or any portion thereof.

          b. There is no pending or, to Seller’s current actual knowledge, threatened condemnation, environmental, zoning, land use or similar proceeding affecting the use, operation or value of the Property and there is no pending or, to Seller’s current actual knowledge, threatened litigation or administrative proceeding affecting Seller or the Property.

          c. There are no leases or occupancy agreements in existence with respect to the Land and, upon Closing, Purchaser has exclusive possession of the Land, subject to be Permitted Exceptions.

          d. Seller is not a “foreign person” as that term is referred to in Section 1445 of the Internal Revenue Code of 1954, as amended, and Seller shall confirm such in accordance with the provisions of said Section 1445 and the Income Tax Regulations promulgated hereunder.

          e. Seller has the full power and authority to make, deliver, enter into and perform this Contract pursuant to the terms and conditions hereof.

     7. Seller Responsibilities. Seller covenants and agrees with Purchaser that prior to Closing or the earlier termination of this Contract: (a) Seller shall not execute or create any contract or option to purchase, lease, contract easement, covenant, condition, restriction, lien or encumbrance with respect to the Property or any portion thereof, without first obtaining the prior written consent of Purchaser; provided, however, the parties agree to cooperate with respect to creating easements, licenses and similar agreements required by a governmental authority in connection with development matters related to the Property; and (b) Seller shall promptly notify Purchaser of any notice received from any governmental authority pertaining to the Property.

     8. Closing.

          a. Date. The closing of the sale of the Property from Seller to Purchaser (the “Closing”) shall take place at the offices of Purchaser’s attorney on, or at Purchaser’s option, before, the date which is sixty (60) days following the last day of the Inspection Period (the date of the Closing is sometimes referred to herein as the “Closing Date”). Time shall be of the essence as to the Closing Date.

          b. Seller to Deliver. At the Closing, Seller shall furnish and deliver to Purchaser, at Seller’s expense, the documents set forth on Exhibit “D” attached hereto, each of which shall be in substantially the same form as the corresponding instruments pursuant to which Seller acquired the Property from Purchaser’s affiliate, Stiles/BLP, LLC.

          c. Purchaser to Deliver. At the Closing, Purchaser shall deliver to Seller, at Purchaser’s expense, the documents set forth on Exhibit “E” attached hereto.

          d. Assignment and Assumption of Pre-Development Obligations.

          Purchaser and Seller acknowledge and agree that, pursuant to the General Assignment (as such term is defined on Exhibit D attached hereto), Seller shall assign and Purchaser shall assume, among other things, all of Seller’s obligations to perform various on-site and off-site development work (collectively, the “Site Development Work”) arising pursuant to the Sewer and Water Sharing Agreement and the Intersection Cost Sharing Agreement (as both such terms are defined on Schedule 5-1 attached hereto) and Boca Tech Contract, along with Seller’s interest in, and obligations under, the contracts with the vendors and contractors performing the Site Development Work (collectively, the “Site Work Contracts”), including but not limited to the Site Work Contracts listed on Schedule 5-2 attached hereto, all to the extent performed on or after November 18, 2004 (being the date of the letter of intent (“LOI”) between Seller and Purchaser). Prior to Closing, Purchaser shall obtain certificates from the contractor and/or vendor under each of the Site Work

Contracts which shall: (i) set forth the total amount due for work performed by such contractor or vendor on/or prior to the Closing Date and any pre-paid amounts; and (ii) contain an acknowledgment that such contractor will look solely to the Purchaser for the payment of any amounts due under such Site Work Contract for work performed or services provided on or after November 18, 2004.

          e. Adjustments and Prorations. Real estate and personal property taxes, association fees and assessments, and all other pro-ratable items shall be prorated as of the close of business on the day prior to the date of Closing; provided, however, any pro-ratable amounts due under the Site Work Contracts shall be prorated as of the close of business on November 17, 2004 (the day before the date of the LOI). If the taxes for the current year cannot be ascertained, those of the previous year shall be used, giving due allowance for the maximum discount allowable by law. All certified, statutory liens or assessments against the Property, special or otherwise, and all mortgages against the Property shall be paid at the Closing by Seller. Once the taxes for the current year are established, upon written demand by either party, the parties shall promptly readjust said proration in accordance with the current tax figures. In addition, at Closing Purchaser shall reimburse Seller for: (i) an amount equal to Seller’s respective share of the Surety Amount (as such term is defined in Paragraph 6.2 of the Sixth Amendment to the Boca Tech Contract), to wit: $590,548.02 cash (the “Seller’s Surety Amount”) currently posted with the City of Boca Raton, Florida (the “City”) to secure certain work conducted regarding the relocation of Broken Sound Boulevard, and (ii) an amount equal to any other surety amounts required to be posted with the City by Seller in excess of the $590,548.02 or in addition to the $590,548.02 in order to secure any work conducted regarding the relocation of Broken Sound Boulevard or otherwise comply with the Boca Tech Contract (“Additional Surety Amounts”); if and to the extent the Seller’s Surety Amount and any Additional Surety Amounts remain posted in cash with the City of Boca Raton as of the Closing Date and are refundable upon completion of the work for which the surety amounts secure. The Additional Surety Amount includes, without limitation, $384,660 surety, in the form of a letter of credit, currently posted by Seller with the City as security for certain lift station work at the Property. After Closing and to the extent Purchaser has reimbursed Seller, if, as and when the Seller’s Surety Amount or any Additional Surety Amounts are released by the City, such sums shall be paid directly to Purchaser free and clear of any claim by Seller. Purchaser shall not be required to reimburse Seller for any portion of the Seller’s Surety Amount and/or any Additional Surety Amount that is not posted in the form of cash (e.g., a letter of credit)(collectively, “Non-Cash Surety Amounts”) and Seller shall retain the right to receive a return of such Non-Cash Surety Amounts upon their release by the City. However, as soon as is reasonably practicable after Closing, Purchaser agrees to replace any Non-Cash Surety Amounts posted by Seller with Non-Cash Surety Amounts or other surety acceptable to the City from Purchaser, in order to achieve the return to Seller of any

Non-Cash Surety Amounts posted by Seller. Each of Seller and Purchaser shall cooperate with the other to ensure that the Seller’s Surety Amount and any Additional Surety Amounts are released in compliance with the foregoing provisions. In addition, at Closing Purchaser shall reimburse Seller the sum of $60,045.00, representing the contribution paid by Seller pursuant to Paragraph 4.5 of the Sixth Amendment to the Boca Tech Contract for the cost of certain signalization work (the “Signalization Contribution”). At Closing, Purchaser shall also reimburse Seller for an amount equal to any amounts paid by Seller for work performed or services provided under the Site Work Contracts on or after November 18, 2004 but prior to Closing. After Closing, Purchaser shall reimburse Seller for any such costs not reimbursed at Closing within fifteen (15) days of Seller’s written request therefore. This provision shall survive the closing.

          f. Expenses of Closing.

          Seller shall pay: (i) its proportionate share of the prorations set forth in Section 8(e); (ii) its own attorneys’ fees; (iii) other charges required to be paid by Seller pursuant to this Contract; (iv) any local, county or state transfer, recording or documentary tax assessed in connection with the transfer to Purchaser; and (v) other charges typically paid by sellers in transactions of this nature in Palm Beach County, Florida.

          Purchaser shall pay: (i) all title examination fees and cost of updating title; (ii) its proportionate share of the prorations set forth in Section 8(e); (iii) its own attorneys’ fees; (iv) other charges required to be paid by Purchaser pursuant to this Contract; (v) premiums for the owner’s title insurance policy; (vi) the cost of the survey, and (v) other charges typically paid by purchasers in transactions of this nature in Palm Beach County, Florida.

     9. Casualty or Condemnation Prior to Closing. If at any time prior to the Closing any portion of the Property is destroyed or damaged by fire or any other casualty, or in the event a taking by condemnation, eminent domain or similar proceedings is commenced or threatened with respect to any portion of the Property, Seller shall give notice thereof to Purchaser and this Contract shall remain in full force and effect and Seller shall assign or pay to Purchaser at Closing Seller’s interest in and to any and all insurance proceeds and condemnation awards.

     10. Default and Remedies.

          a. Purchaser’s Default. In the event that Purchaser breaches its obligations under this Contract, Seller shall have the right, as its sole remedy, to terminate this Contract and to receive and retain the

Deposits, together with any accrued interest thereon, as liquidated and agreed upon damages, for Purchaser’s breach hereof, whereupon the parties shall be relieved of any further liability or obligations hereunder.

          b. Seller’s Default. In the event that Seller breaches its obligations under this Contract, Purchaser may, as its sole remedy, either terminate this Contract and receive a refund of the Deposit and all interest earned thereon or file suit for specific performance, provided that any action for specific performance shall be commenced within thirty (30) days after such default (it being understood that if Purchaser fails to commence an action for specific performance within thirty (30) days after such default, Purchaser’s sole remedy shall be to receive a return of the Deposit and terminate this Contract).

     11. Real Estate Brokerage.

          Broker. Seller and Purchaser each represent and warrant to the other that they have not dealt with any real estate broker, dealer or salesperson in connection with this transaction and that no brokerage commission is due or payable by either party to any broker claiming by, through or under the other party. Seller and Purchaser each hereby agree to indemnify, defend and hold the other harmless from and against any loss, damage or claim resulting from a breach of the foregoing representation. The provisions of this paragraph shall survive the closing hereunder.

     12. Miscellaneous.

          a. Notices. All notices, requests and other communications under this Contract shall be in writing and shall be delivered in person by hand delivery or overnight delivery service, by facsimile or sent by certified mail, return receipt requested, addressed as set forth on Exhibit “C” attached hereto or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof upon receipt at such address if delivered in person, by overnight delivery or by facsimile, or if mailed, upon deposit of both the original and any required copies in a post office or official depository of the United States Postal Service.

          b. Survival. Except as otherwise provided herein, the provisions of this Contract shall not survive the Closing.

          c. Entire Agreement; Modifications; No Waiver. This Contract embodies and constitutes the entire understanding between the parties with respect to this transaction, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Contract. Neither this Contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver of any provision of this Contract shall be effective unless it is in writing and signed by both parties against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

          d. Applicable Law; Attorney’s Fees; Waiver of Trial by Jury. This Contract and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Florida. In the event of any litigation arising out of this Contract, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees through and including appellate litigation and any post judgment proceedings. In any lawsuit or other proceeding initiated by Purchaser or Seller under or with respect to this Contract, each of Purchaser and Seller mutually waives any right it may have to demand a trial by jury.

          e. Captions. The captions in this Contract are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Contract or any of the provisions hereof.

          f. Binding Effect. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns. Subject to Section 12(k) hereof, any purported assignment of this Contract by either party shall be null and void unless such assignment is consented to by the other party, in writing duly signed and delivered by an officer of said party.

          g. Time is of the Essence. With respect to all provisions of this Contract, time is of the essence. However, if the Closing or the final date of any period which is set out in any provision of this Contract falls on a Saturday, Sunday or legal holiday under the laws of the United States or the States of Florida or during any period that there is a hurricane watch or more impending notice of hurricane, then, and in such event, the Closing or such period shall be extended so that the Closing or the last day of such period falls on the next day thereafter which is not a Saturday, Sunday or legal holiday.

          h. Counterpart Execution. This Contract may be executed in multiple counterparts. A facsimile copy of this Contract bearing the signature of a Party hereto shall be sufficient to bind such Party to the terms of this Contract.

          i. Escrow Agent. Escrow Agent shall not be liable for any actions taken in good faith, but only for its gross negligence or willful misconduct. The parties hereby indemnify and hold Escrow Agent harmless from and against any loss, liability, claim or damage Escrow Agent may incur or be exposed to in its capacity as Escrow Agent hereunder except for its gross negligence or willful misconduct. If there is any dispute as to disposition of any proceeds held by Escrow Agent pursuant to the terms of this Contract, Escrow Agent is hereby authorized to interplead said amount with any court of competent jurisdiction and thereby be released from all obligations hereunder. The parties recognize that Escrow Agent is the law firm representing Purchaser, and hereby agree that such law firm may continue to represent Purchaser in any litigation pursuant to this Contract. Escrow Agent may resign upon five (5) days’ written notice to Seller and Purchaser. If a successor escrow agent is not appointed jointly by Seller and Purchaser within the five (5) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

          j. Radon Gas. Pursuant to Florida Statutes, Section 404.056[8], the following disclosure is required by law: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and radon testing may be obtained from your county public health unit.

          k. Assignment. Purchaser may not assign this Contract, but shall have the right to designate one or more affiliates (“Purchaser’s Nominee”) to accept title to the Property at Closing.

          l. No Memorandum Of Agreement. Neither this Contract nor any notice or memorandum of this Contract shall be recorded in any public record.

          m. Confidentiality. Prior to Closing, Purchaser shall not make any public disclosure of, or otherwise disclose to any person (other than to its representatives, professionals, attorneys, consultants, prospective lenders and partners), and each party shall direct its representatives, professionals, attorneys, consultants, prospective lenders and partners not to disclose to any person, the existence or terms of this Contract without the prior written consent of the other parties hereto, unless (in each instance) such disclosure is required by law or to enforce this Contract. During such period, the parties will consult with one another prior to making any public announcement or other disclosure regarding this Contract or the transactions contemplated hereby. Seller hereby consents to the disclosure by Purchaser of the existence (but not the terms) of this Contract to governmental agencies.

          n. Entity Purchase. Notwithstanding any provision in this Agreement to the contrary, in lieu of selling the fee interest in the Property to Purchaser (“Fee Purchase Alternative”), Seller shall have the right, at Seller’s sole and absolute discretion, to elect to sell to Purchaser all of the ownership interest of the members of Seller (the “Ownership Interest”), whereupon, at Closing, Purchaser shall acquire all of the Ownership Interest instead of the fee interest in the Property (the “Entity Purchase Alternative”). In the event that Seller desires to select the Entity Purchase Alternative, Seller shall, at least five (5) days prior to the expiration of the Inspection Period, deliver written notice of Seller’s exercise of the Entity Purchase Alternative. The Entity Purchase Alternative shall be consummated under substantially the same terms and conditions set forth in this Contract, including but not limited to the same Purchase Price, Inspection Period, Closing Date, representations, warranties and covenants as specified herein. At or before Closing, Seller and Purchaser agree to negotiate in good faith the terms of (and enter into) a mutually agreeable acquisition agreement pursuant to which Purchaser or Purchaser’s Nominee shall acquire all of the Ownership Interest (the “Acquisition Agreement”), failing which, the parties shall consummate the Closing as a Fee Purchase Alternative in accordance with the terms and conditions of this Contract. The Acquisition Agreement shall include the following: (i) the seller’s representations and warranties shall be as set forth in Schedule 8(n) attached hereto (the “Entity Purchase Representations”), which shall survive for a period of one (1) year from the Closing Date, (ii) Office Depot, Inc. shall provide appropriate indemnities to Purchaser and Purchaser’s Nominee for breach of the Entity Purchase Representations and to protect Purchaser and Purchaser’s Nominee from any liabilities existing prior to the Closing that Purchaser and/or Purchaser’s Nominee would not otherwise have assumed upon closing the Fee Purchase Alternative in accordance with the terms of this Contract, (iii) Purchaser and Purchaser’s Nominee shall provide appropriate indemnities to Office Depot, Inc. for any liabilities arising from and after Closing that are otherwise not the responsibility of Office Depot, Inc., and (iv) in the event that Purchaser is obtaining a new owner’s title insurance policy or otherwise updating or endorsing any existing owner’s title insurance policy, at Closing, Seller will execute and cause Office Depot, Inc. to execute, at no expense to Seller or Office Depot, Inc., such affidavits that the title insurance company issuing such owner’s title insurance policy or endorsement may reasonably require for the issuance of such policy or endorsement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or Office Depot, Inc. or result in any new or additional obligation, covenant, representation or warranty of Seller or Office Depot, Inc. under this Contract beyond those expressly set forth in this Contract).

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

WITNESSES:	SELLER:

BRHP, LLC, a Florida limited liability company

By: OFFICE DEPOT, INC., a Delaware corporation

By: /s/ DAVID C. FANNIN

Print Name:	Name: David C. Fannin

Title: E.V.P. and General Counsel

Print Name:

WITNESSES:	PURCHASER:

STILES CORPORATION, a Florida corporation

By: /s/ DENNIS F. O’SHEA

Print Name:	Name: Dennis F. O’Shea

Title: Vice President

Print Name:

SOLELY TO CONFIRM ITS AGREEMENT TO SERVE AS ESCROW AGENT IN ACCORDANCE WITH THE TERMS OF THIS CONTRACT PROSKAUER ROSE, LLP

By: /s/ CHRISTOPHER C. WHEELER

Name: Christopher C. Wheeler

Title: Partner

EXHIBIT “A”

PROPERTY DESCRIPTION

[INSERTED LEGAL FROM TITLE POLICY]

A parcel of land being a portion of Parcel 2 of the Plat of Boca Technology Center Plat 1 recorded in Plat Book 96,Page 178 of the Public Records of Palm Beach County, Florida, and also being a portion of Section 12, Township 47 South, Range 42 East, Palm Beach County, Florida being more particularly described as follows:

Commencing at the Northwest corner of said Section 12; thence South 01 degree 18’ 47” East, along the West line of said Section 12, for 277.25 feet; thence North 88 degrees 41’ 13” East, for 70.00 feet to the East right of way line of Military Trail (S.R. 809), as shown on Florida Department of Transportation (F.D.O.T.) right of way map Section 93590-2608 same being a point of the South line of lands described in Official Records Book 6061, page 1814 of the Palm Beach County Public Records; thence along the South line of said lands described in Official Record Book 6061 Page 1814 the following Three (3) courses:

(1) Thence North 46 degrees 09’ 54” East, for 90.24 feet;

(2) Thence South 89 degrees 54’ 01” East, for 490.00 feet;

(3) Thence North 86 degrees 51’ 53” East, for 230.37 feet to the South right of way line of Yamato Road (S.R. 794) as shown on F.D.O.T. Right of Way Map Section 93005-2502;

Thence along the said South right of way line of Yamato Road, as shown on F.D.O.T. Right of Way Map Section 93005-2502 and F.D.O.T. Right of Way Map 93220-2411, South 89 degrees 54’ 01” East, for 1070.78 feet;

Thence departing said South right of way line of Yamato Road, South 04 degrees 48’ 11” East, for 43.25 feet to the point of beginning of this description.

Thence South 89 degrees 54’ 10” East, for 190.14 feet;
Thence South 88 degrees 54’ 04” East, for 329.85 feet;
Thence North 83 degrees 11’ 36” East, for 81.27 feet;
Thence South 89 degrees 54’ 04” East, for 50.54 feet;
Thence South 34 degrees 41’ 47” West, for 69.63 feet;
Thence South 10 degrees 18’ 13” East, for 336.01 feet;
Thence North 77 degrees 02’ 48” East, for 905.21 feet;
Thence South 12 degrees 57’ 12” East, for 65.38 feet;
Thence South 77 degrees 02’ 48” West, for 393.28 feet;
Thence South 77 degrees 09’ 13” West, for 563.24 feet;
Thence South 12 degrees 57’ 12” East, for 480.88 feet
Thence South 41 degrees 16’ 50” West, for 251.25 feet;

Thence Northwesterly and Southwesterly along the arc of a non-tangent curve concave to the Southwest having a radius of 614.36 feet, a chord bearing of North 89 degrees 35’ 25” West and a Delta angle of 81

Exhibit A-1

degrees 44’ 30”, for 876.49 feet;
Thence North 40 degrees 27’ 48” West, along a non-tangent line, for 177.91 feet;
Thence North 21 degrees 03’ 51” West, for 244.50 feet;
Thence Northwesterly and Northeasterly along the arc of a tangent curve concave to the Southeast having a radius of 145.00 feet and a Delta angle of 74 degrees 35’ 16” for 188.76 feet;
Thence North 53 degrees 31’ 26” East along a tangent line, for 163.52 feet;
Thence North 21 degrees 01’ 06” West, for 145.31 feet;
Thence North 72 degrees 32’ 25” East, for 163.92 feet;
Thence North 40 degrees 46’ 15” East, for 22.35 feet;
Thence North 71 degrees 49’ 41” East, for 61.55 feet;
Thence North 33 degrees 58’ 58” East, for 64.42 feet;
Thence Northeasterly along the arc of a tangent curve concave to the Southeast having a radius of
40.00 feet and a Delta Angle of 55 degrees 11’ 17”, for 38.53 feet;
Thence North 89 degrees 10’ 15” East along a tangent line, for 18.63 feet;
Thence North 04 degrees 48’ 11” West, for 189.79 feet to the point of beginning.

Exhibit A-2

SCHEDULE “1-1"

(Intangible Property)

(a)	all plans and specifications and other architectural and engineering drawings pertaining to the Land and the improvements located or to be located thereon;

(b)	all warranties or guaranties given or made with respect to the Land and improvements located or to be located thereon;

(c)	all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality with regard to the Land and the improvements located or to be located thereon;

(d)	all rights pertaining to the Land under any impact fee credit agreements between Assignor and any governmental authority and/or under the Boca Tech Contract (as defined below);

(e)	all rights pertaining to the Land under any restrictive covenants, use restrictions, deed restrictions, or declarations (including any related property owners’ associations) pertaining to the Land and the improvements located or to be located thereon;

(f)	all development rights, allocations of development density, or other similar rights allocated to or attributable to the Land and the improvements located or to be located thereon;

(g)	all rights to obtain utilities, utility connections and utility capacity pertaining to the Land and the improvements located or to be located thereon;

(h)	any and all other intangible or development rights associated with appurtenant to the Land and the improvements located or to be located thereon;

(i)	all right title, and interest of Seller in and to the documents listed on Schedule 1-2 attached hereto (the “Boca Tech Contract”); and

(j)	Subject to Section 8.e. of this Contract, Seller’s right title and interest in and to the “Surety Amount” as such term is defined and used in Paragraph 6.2 of the Sixth Amendment to the Boca Tech Contract, the Additional Surety Amounts and the Signalization Contribution.

SCHEDULE 1-2

(The Boca Tech Contract)

Purchase Agreement (“Purchase Agreement”) dated as of May 29, 2002 by and between Boca Technology Center, LLC, a Florida limited liability company, and Stiles Corporation, a Florida corporation; and amended by that certain First Amendment to Purchase Agreement dated as of July 3, 2002; and amended by that certain Second Amendment to Purchase Agreement dated as of August 2, 2002; and amended by that certain Third Amendment to Purchase Agreement dated as of August 22, 2002; and amended by that certain Fourth Amendment to Purchase Agreement dated as of August 27, 2002; and amended by that certain Fifth Amendment to Purchase Agreement dated as of December 22, 2002; and amended by that certain Sixth Amendment to Purchase Agreement dated as of February 21, 2003; as affected by that certain Omnibus Assignment and Assumption of Agreements dated as of February 28, 2003, by and between Stiles Corporation, a Florida corporation, and Stiles/BLP, LLC, a Florida limited liability company.

SCHEDULE “5-1"

(Permitted Exceptions)

1.	Terms, conditions, covenants, easement rights and other rights set forth in Easement Agreement by and between Boca Technology Center, LLC and the City of Boca Raton, recorded in Official Records Book 12009, Page 817, together with unrecorded extension of the utility line(s) described in Exhibit “F” therein across subject property.

2.	Terms conditions and obligations set forth in that certain Adequate Public Facilities Agreement by and between Blue Lake, Ltd., and Palm Beach County, recorded August 19, 1999 in Official Records Book 11302, Page 1807 re-recorded together with exhibits attached thereto July 7, 2003 in Official Records Book 15484, Page 1228, as amended.

3.	Terms, conditions, restrictions, covenants, limitations and obligations set forth in Development Order in Resolution No. 37-99 of the City of Boca Raton, recorded September 29, 2000 in Official Records Book 12048, Page 32, as amended in Official Records Book 12048, Page 80; Official Records Book 13110, Page 1506 and in Official Records Book 13444, Page 1.

4.	Easement granted to Florida Power & Light Company, et al, recorded in Official Records Book 13680, Page 704.

5.	The following matters shown by survey prepared by Michael G. Purmort of Michael G. Purmort and Associates, Inc. under Job No. 02-0046, dated June 20, 2002, revised August 22, 2002, revised October 28, 2002, and last revised February 24, 2003, and any easement rights or obligations associated therewith, to wit:

a. Encroachments of dog pen and chain link fence, pump, tennis court and racquet ball court into 100’ lake easement as well as encroachment of racquet ball court into adjoining property.

b. Various wood power poles and power lines, control valves, asphalt drives and walkway, concrete walk connecting to property lying east of subject property, ALP’s, red light, telephone box, signs, antenna, water meter, gate valve, fire hydrant, electric box, valves and manhole lying outside of or without recorded easement.

6.	Easements, dedications and restrictions set forth on Boca Technology Center Plat 1, recorded in Plat Book 96, Page 178.

7.	Terms, covenants, conditions, restrictions, easements, assessments and possible liens created by and set forth in the Declaration of Covenants and Restrictions for T-Rex Corporate Center recorded December 5, 2002, in Official Records Book 14478, Page 499, as amended by that certain First Amendment recorded March 4, 2003 in Official Records Book 14869, Page 1796, of the Public Records of Palm Beach County, Florida, but omitting any covenant or restriction based on race, color, religion, sex, handicap, familial status or national origin unless and only to the extent that said covenant(s): (a) is exempt under Chapter 42, Section 3607 of the United States Code; or (b) relates to handicap, but does not discriminate against handicapped persons.

8.	Terms, covenants, conditions, restrictions and easement rights created by and set forth in the Declaration of Covenants (Re: Allocation of Development Rights and Location of Expanded Right of Way) by Boca Technology Center, LLC, recorded March 4, 2003 in Official Records Book 14869, Page 1808 and First Amendment recorded August 19, 2003 in Official Records Book 15711, Page 797.

9.	Terms, conditions, covenants, restrictions, easement rights, obligations and charges set forth in Memorandum of Understanding and all exhibits thereto between the City of Boca Raton and Boca Technology Center, LLC, a Florida limited liability company, dated January 28, 2003, attached to City of Boca Raton Ordinance No. 4685 recorded February 18, 2003, in Official Records Book 14811, Page 670 and First Amendment recorded August 4, 2003 in Official Records Book 15629, Page 84 and as affected by Assignments recorded August 19, 2003 in Official Records Book 15711, pages 924 and 1078.

10.	Terms, conditions, covenants, obligations and easement rights set forth in Easement Agreement between Boca Technology Center, LLC, a Florida limited liability company, and the City of Boca Raton, dated February 28, 2003, recorded March 4, 2003 in Official Records Book 14869, Page 1781.

11.	Terms, conditions, covenants, obligations and easement rights set forth in Parking Easement given by STILES/BLP, LLC, a Florida limited liability company, to Boca Technology Center, LLC, a Florida limited liability company, dated February 28, 2003, recorded March 4, 2003 in Official Records Book 14869, Page 1844, as affected by Assignment and Assumption Agreement by and between Boca Technology Center, LLC and Shoppes of Blue Lake I, a Florida Corporation and Shoppes of Blue Lake II, LLC, a Florida limited liability company, recorded October 6, 2003 in Official Records Book 15973, Page 882.

12.	Terms, covenants, conditions and obligations set forth in Sewer and Water Sharing Agreement (the “Sewer and Water Sharing Agreement”) by and between Boca Technology Center, LLC, a Florida limited liability company and STILES/BLP, LLC, a Florida limited liability company, dated February 28, 2003, recorded March 4, 2003 in Official Records Book 14869, Page 1889, as affected by Assignment and Assumption Agreement by and between Boca Technology Center, LLC and Shoppes of Blue Lake I, a Florida Corporation and Shoppes of Blue Lake II, LLC, a Florida limited liability company, recorded October 6, 2003 in Official Records Book 15973, Page 882.

13.	Terms, conditions, covenants, obligations, charges and possible lien rights set forth in Intersection Improvements Cost Sharing Agreement (the “Intersection Cost Sharing Agreement”) by and between Boca Technology Center, LLC, a Florida limited liability company and STILES/BLP, LLC, a Florida limited liability company, dated February 28, 2003, recorded March 4, 2003 in Official Records Book 14869, Page 1913, as affected by Assignment and Assumption Agreement by and between Boca Technology Center, LLC and Shoppes of Blue Lake I, a Florida Corporation and Shoppes of Blue Lake II, LLC, a Florida limited liability company, recorded October 6, 2003 in Official Records Book 15973, Page 882.

14.	Terms, conditions, covenants, obligations, and easement rights set forth in Temporary Construction Easement by and between Boca Technology Center, LLC, a Florida limited liability company and STILES/BLP, LLC, a Florida limited liability company, dated February 28, 2003, recorded March 4, 2003 in Official Records Book 14869, Page 1859.

15.	Any lien or right to a lien, for services, labor, or materials heretofore or hereafter furnished, imposed by law, and not shown by public records, which may take priority over the estate or interest insured by reason of the Notices of Commencement filed May 9, 2003, in Official Records Book 15199, Page 1384; and filed August 19, 2003, in Official Records Book 15711, Page 377.

16.	Taxes and assessments for the year 2005 and subsequent years, which are not yet due and payable.

NOTE: ALL OF THE RECORDING INFORMATION CONTAINED HEREIN REFERS TO THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, UNLESS OTHERWISE INDICATED.

SCHEDULE “5-2"

(SITE WORK CONTRACTS)

SCHEDULE “8(n)”

(ENTITY PURCHASE REPRESENTATIONS)

     Seller represents to Purchaser that:

     a. The execution, delivery and performance of this Agreement by Office Depot, Inc. (“Seller”) has been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument.

     b. The entering into this Agreement (and the sale of the Ownership Interest to Purchaser) shall not constitute a violation or breach by Seller or BRHP, LLC (the “Company”) of: (i) any contract, agreement, understanding or instrument to which Seller is a party or by which Seller is subject or bound; (ii) any judgment, order, writ, injunction or decree issued against or imposed upon Seller; or (iii) any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

     c. Seller is the exclusive owner and holder of the Ownership Interest free and clear of all liens and encumbrances and the Ownership Interest has not been pledged, assigned or hypothecated. There are no outstanding agreements or commitments of any nature obligating Seller to transfer the Ownership Interest or any interest therein to any other party.

     d. The Company is the owner of marketable, fee simple title to the Property subject to the matters set forth on Schedule 5 attached hereto and any other Permitted Exceptions. There are not any outstanding contracts or options to purchase the Property or any portion thereof.

     e. There is no pending or, to Seller’s current actual knowledge, threatened condemnation, environmental, zoning, land use or similar proceeding affecting the use, operation or value of the Property and there is no pending or, to Seller’s current actual knowledge, threatened litigation or administrative proceeding affecting Seller or the Property.

     f. There are no leases or occupancy agreements in existence with respect to the Land and, upon Closing, Purchaser has exclusive possession of the Land, subject to be Permitted Exceptions.

     g. Seller is not a “foreign person” as that term is referred to in Section 1445 of the Internal Revenue Code of 1954, as amended, and Seller shall confirm such in accordance with the provisions of said Section 1445 and the Income Tax Regulations promulgated hereunder.

     The provisions of this Paragraph ___shall survive the Closing or the earlier termination of this Agreement for a period of one (1) year.

EXHIBIT “C”

NOTICE ADDRESSES

If intended for Purchaser:	Stiles Corporation 300 S.E. 2nd Street Ft. Lauderdale, FL 33301 Attn: Mr. Dennis F. O’Shea Telephone No: (954) 627-9345 Facsimile No: (954) 627-9288

with a copy to:	Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attn: David E. Bolen, Esq. Telephone No: (212) 801-9315 Facsimile No: (212) 805-9315

If intended for Seller:	BRHP, LLC
c/o Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, FL 33445
Attn: Mr. David Fannin,
Executive Vice President &
General Counsel
Telephone No: (561) 438-8171
Facsimile No: (561) 438-8165

with a copy to:	Proskauer Rose, LLP 2255 Glades Road Boca Raton, Florida 33431 Attn: Christopher Wheeler, Esq. Telephone No: (561) 995-4702 Facsimile No: (561) 241-7145

If intended for Escrow Agent:	Proskauer Rose, LLP 2255 Glades Road Boca Raton, Florida 33431 Attn: Christopher Wheeler, Esq. Telephone No: (561) 995-4702 Facsimile No: (561) 241-7145

EXHIBIT “D”

SELLER DOCUMENTS

(i)	A Special Warranty Deed.

(ii)	Quit Claim Bill of Sale.

(iii)	General Assignment and Assumption of Seller’s Interest in Intangible Property, Development Rights and Boca Tech Contract (the “General Assignment”).

(iv)	A Non-Foreign Certification signed by the Seller.

(v)	No Lien, Possession and Gap Affidavit.

(vi)	Florida Department of Revenue Return for Transfer of Interest in Florida Real Property.

(vii)	Combined Purchaser-Seller Closing Statement.

(viii)	Such other documents as may reasonable be required by the title company.

EXHIBIT “E”

PURCHASER DOCUMENTS

(i)	The General Assignment

(ii)	The Purchase Price, in immediately available funds.

(iii)	Combined Purchaser-Seller closing statement.

(iv)	Such other documents as may reasonably be required by the title company.